NEWS RELEASE

DuPont Photomasks Prices Convertible Subordinated Notes

ROUND ROCK, Texas — April 29, 2003 — DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced it has priced its previously announced private placement of $105 million of convertible subordinated notes due 2008. In addition, the Company has granted the initial purchasers of the notes a 30-day option to purchase up to an additional $20 million principal amount of the notes.

The notes will be convertible into common stock of the company at a conversion price of $25.60 per share and will accrue interest at an annual rate of 1.25 percent. These notes will mature in five years and will not be callable for the term of the notes. The transaction is expected to close on May 5, 2003, subject to customary closing conditions.

The net proceeds of the offering will be used for general corporate purposes, including working capital, and may also be used to acquire additional businesses, products, and technologies and to invest in joint ventures. The Company may also use a portion of the net proceeds to repurchase or repay its outstanding convertible subordinated notes due 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Company Contact
Tom Blake
DuPont Photomasks, Inc.
Tel: (512) 310-6562
tom.blake@photomask.com